UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 27, 2007

Venoco, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-123711	77-0323555
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

370 17th Street, Suite 3900
Denver, Colorado		80202-1370
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (303) 626-8300

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 27, 2007, Venoco, Inc. entered into an underwriting agreement (the “agreement”) with Credit Suisse Securities (USA) LLC and Lehman Brothers Inc., as representatives of the underwriters named in the agreement (collectively, the “underwriters”) relating to an offering by the company of 6,100,000 shares of its common stock at a public offering price of $18.50 per share. The company granted the underwriters a 30-day option to purchase up to an additional 915,000 shares of common stock to cover over-allotments. The agreement contains customary representations, warranties and agreements by the company and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions. The company, its directors, and certain of its officers have agreed not to offer or sell any common stock or securities convertible into or exchangeable or exercisable for any shares of common stock for a period of 90 days after the date of the agreement, subject to possible extension in certain circumstances, without the prior written consent of Credit Suisse and Lehman Brothers.  Two of the company’s stockholders, the Marquez Trust and the Marquez Foundation, have also entered into such lock-up agreements.

The common stock was offered pursuant to the company’s shelf registration statement on Form S-3 (File No. 333-143254), which became effective on June 15, 2007.

Certain of the underwriters and their respective affiliates are serving as agents, arrangers and lenders under the company’s revolving credit facility and/or its second lien term loan facility. The company intends to use proceeds from the offering to repay indebtedness under the revolving credit facility.

The foregoing summary does not purport to be a complete description of the agreement and is qualified in its entirety by reference to the agreement, a copy of which is attached hereto as Exhibit 1.1, and is incorporated herein by reference.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of June 27, 2007, by and among Venoco, Inc., Credit Suisse Securities (USA) LLC and Lehman Brothers Inc., as representatives of the underwriters named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 27, 2007

Venoco, Inc.

By:	/s/ Terry L. Anderson
Name:	Terry L. Anderson
Title:	General Counsel